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                                                                EXHIBIT 4(B)(10)
                                LETTER AGREEMENT



State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

     FRIC is redesignating its Premier Adviser Class shares as Premier Class shares. FRIC's previously authorized Premier Institutional Class shares are being redesignated ass Class E shares.

     Additionally, in connection with these changes, pursuant to Section 14 of the Yield Calculation Services Agreement of Frank Russell Investment Company, dated January 2, 1985, Frank Russell Investment Company advises you that it is creating new classes of shares for certain of its Funds, as follows:

     New Class C shares of each of the Fixed Income II Fund (which is being renamed Short Term Bond Fund); and

     New Class C shares and New Class E shares of the Limited Volatility Tax Free Fund (which is being renamed Tax Exempt Bond Fund).

   FRIC desires for State Street Bank and Trust Company to compute the performance results of each such Class of each Fund pursuant to the terms and conditions of the Yield Calculation Service Agreement.
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Please indicate your acceptance to amend the Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,
FRANK RUSSELL INVESTMENT COMPANY



By:  /s/ Lynn L. Anderson
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    Lynn L. Anderson
    President


Accepted this 26th day of January, 1999.


STATE STREET BANK AND TRUST COMPANY


By:  /s/ Brad Payne
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Its: Vice President
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